                                                                    EXHIBIT 10.5

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

         This Non-Competition and Non-Solicitation Agreement (this "AGREEMENT") is entered into as of November 8 , 2002 (the "EFFECTIVE DATE") by and between SGN LLC, a Delaware limited liability company ("DEXTER PUBLISHER"), GPP LLC, a Delaware limited liability company ("RODNEY PUBLISHER"), and Dex Holdings LLC, a Delaware limited liability company ("BUYER" and together with Dexter Publisher and Rodney Publisher, the "BUYER PARTIES"), on the one hand, and Qwest Corporation, a Colorado corporation ("QC"), Qwest Communications International Inc., a Delaware corporation ("QCII"), and Qwest Dex, Inc., a Colorado corporation ("DEX" and, collectively with QC and QCII, the "QWEST PARTIES"), on the other hand. Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in Article 1.

                                    RECITALS

         A. Dex, QCII, Qwest Services Corporation ("QSC") and Buyer have entered into that certain Purchase Agreement dated as of August 19, 2002 (the "LLC PURCHASE AGREEMENT"), pursuant to which Dex has agreed, subject to the terms and conditions set forth therein, to: (i) contribute certain of its assets and liabilities to Dexter Publisher; and (ii) sell all of the outstanding limited liability company interests of Dexter Publisher to Buyer following such contribution.

         B. In connection with the LLC Purchase Agreement, Dex, QCII, QSC and Buyer entered into that certain Purchase Agreement, dated of even date therewith (the "LLC II PURCHASE AGREEMENT"), pursuant to which Dex has agreed, subject to the terms and conditions set forth therein, to: (i) contribute certain of its assets and liabilities to Rodney Publisher; and (ii) sell all of the outstanding limited liability company interests of Rodney Publisher to Buyer following such contribution.

         C. Sections 7.2(g) and 7.3(f) of the LLC Purchase Agreement provide that the obligations of Dex, QSC, QCII and Buyer to consummate the First Closing are subject, among other things, to the execution and delivery of this Agreement.

         D. Concurrently with executing this Agreement, Publisher and QC are executing the Publishing Agreement, pursuant to which QC is, among other things, designating Publisher as its exclusive official publisher of Directory Products within certain of its Service Areas, subject to the terms and conditions set forth therein.

         E. The parties have agreed to establish certain non-competition and non-solicitation covenants, as more fully described in this Agreement.

                                   AGREEMENT

         In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 GENERAL RULES OF CONSTRUCTION. For all purposes of this Agreement:
(i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) "or" is not exclusive; (vi) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

         1.2 DEFINITIONS. The following definitions will apply within this Agreement.


         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person through ownership of 50% or more of the voting power or economic interests in the referenced Person.

         "AGREEMENT" has the meaning set forth in the introductory paragraph of this Agreement.

         "APPLICABLE BUYER SUCCESSORS" has the meaning set forth in Section 3.2.

         "APPLICABLE QWEST SUCCESSORS" has the meaning set forth in Section 2.2
(a).

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Denver, Colorado are authorized or obligated by law or executive order to close.

         "BUYER" has the meaning set forth in the introductory paragraph of this Agreement.

         "BUYER PARTIES" has the meaning set forth in the introductory paragraph of this Agreement.

         "BUYER RESTRICTED ACTIVITIES" has the meaning set forth in Section 3.1.

         "CHANGE OF CONTROL" means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than 50% of the combined voting power of the referenced Person's then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person; or (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person's; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty-one percent (51%) of such Person's outstanding equity securities are issued in exchange for all or a significant portion of such Person's outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person's equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

         "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement between Welsh, Carson, Anderson & Stowe IX, L.P. and QSC, dated as of April 22, 2002.

         "COVENANT CURE PERIOD" has the meaning set forth in Section 5.1(b).

         "DEX" has the meaning set forth in the introductory paragraph of this Agreement.

         "DEX REGION" means the territory comprised of the seven states of Arizona, Idaho, Montana, Oregon, Utah, Washington, and Wyoming subject to additions thereto and deletions therefrom pursuant to the terms of the Publishing Agreement.

         "DEXTER PUBLISHER" has the meaning set forth in the introductory paragraph of this Agreement.

         "DIRECTORY PRODUCT" means a telephone directory product or service consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple telephone listings and classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM), electronic media (e.g., Internet) or digital media (e.g., PDA download).

         "EFFECTIVE DATE" has the meaning set forth in the introductory paragraph of this Agreement.

         "FIRST CLOSING" means the Closing as defined in and pursuant to the LLC Purchase Agreement; "FIRST CLOSING DATE" means the date of the First Closing.

         "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "IP CONTRIBUTION AGREEMENT" means that certain Intellectual Property Contribution Agreement of even date herewith by and between Publisher, QCII and Dex, as the same may be amended, modified or supplemented from time to time.

         "LLC PURCHASE AGREEMENT" has the meaning set forth in the Recitals of this Agreement, as the same may be amended, modified or supplemented from time to time.

         "LLC II PURCHASE AGREEMENT" has the meaning set forth in the Recitals of this Agreement, as the same may be amended, modified or supplemented from time to time.

         "MATERIAL DEFAULT" means, with respect to either party, a breach of any material term, condition, covenant or obligation of this Agreement that is so material and continuing that it has the effect of abrogating such party's performance and the other party's enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach by a Qwest Party of Section 2.2(a).

         "PAY STATIONS AGREEMENT" means that certain Public Pay Stations Agreement of even date herewith by and between QC and Publisher, as the same may be amended, modified or supplemented from time to time.

         "PERSON" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

         "PRIMARY DIRECTORIES" has the meaning set forth in the Publishing Agreement.

         "PUBLISHER" means (i) from and after the First Closing Date and until the Second Closing Date (if such date occurs), Dexter Publisher only, and (ii) from and after the Second Closing Date (if such date occurs), Dexter Publisher together with Rodney Publisher.

         "PUBLISHER LIQUIDATED DAMAGES" has the meaning set forth in Section 6.2(a).

         "PUBLISHER REGION" means: (i) from and after the First Closing Date, the territory comprised of the seven states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota and the city of El Paso, Texas; and (ii) from and after the Second Closing Date, the foregoing territory together with the territory comprising the Dex Region, both subject to additions thereto and deletions therefrom pursuant to the terms of the Publishing Agreement.

         "PUBLISHING AGREEMENT" means that certain Publishing Agreement for Official Listings/Directories of even date herewith by and between the Qwest Parties and Publisher, as the same may be amended, modified or supplemented from time to time.

         "QC" has the meaning set forth in the introductory paragraph of this Agreement.

         "QCII" has the meaning set forth in the introductory paragraph of this Agreement.

         "QSC" has the meaning set forth in the Recitals of this Agreement.

         "QWEST PARTIES" has the meaning set forth in the introductory paragraph of this Agreement.

         "QWEST RESTRICTED ACTIVITIES" has the meaning set forth in Section 2.1.

         "REMEDIABLE BREACH" has the meaning set forth in Section 5.1(b).

         "RESTRICTED ACTIVITY NOTICE" has the meaning set forth in Section
5.1(a).

         "RODNEY PUBLISHER" has the meaning set forth in the introductory paragraph of this Agreement.

         "SECOND CLOSING" means the Closing as defined in and pursuant to the LLC II Purchase Agreement; "SECOND CLOSING DATE" means the date of the Second Closing.

         "SEPARATION AGREEMENT" means that certain Separation Agreement dated as of even date herewith by and among the Buyer Parties, Dex and QCII, as the same may be amended, modified or supplemented from time to time.

         "SERVICE AREA(S)" means those geographic areas in which QC provides local telephone service, as described in the Publishing Agreement.

         "SERVICE AREA DEFAULT" has the meaning set forth in Section 6.2(b).

         "SERVICE AREA DEFAULT LIQUIDATED DAMAGES" has the meaning set forth in
Section 6.2(b).

         "TRADEMARK LICENSE AGREEMENT" means that certain Trademark License Agreement of even date herewith by and between QCII and Publisher, as the same may be amended, modified or supplemented from time to time.

         "VOICE PORTAL DIRECTORY" means a telephone directory product or service that the user accesses through an interactive voice portal.

                                   ARTICLE 2
                         QWEST NON-COMPETITION COVENANTS

         2.1 RESTRICTIONS. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, and without limiting any restriction with respect to the Qwest Parties' use of trademarks and trade names as set forth in the IP Contribution Agreement, the Qwest Parties agree that they will not, will not act as a sales agent on behalf of, or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with, a third Person in order to, and will cause their Affiliates not to, publish, market, sell or distribute any Directory Products, in each case to the extent both: (i) consisting principally of listings and classified advertisements for subscribers in the Publisher Region; and (ii) directed primarily at end users in the Publisher Region ("QWEST RESTRICTED ACTIVITIES"); provided, however, that if the Publishing Agreement terminates with respect to any Service Area(s) (thereby causing the definition of Publisher Region to exclude such Service Area(s)), or the Pay Stations Agreement terminates with respect to any Pay Stations (as defined in the Pay Stations Agreement), the obligations and restrictions of this
Section 2.1 will no longer apply with respect to such Service Area(s) and will no longer apply with respect to such Pay Stations (i.e., will not apply to publishing or acquiring from a third party an alternative Directory Product for placement in such Pay Station), as applicable, without limiting the continued application of such obligations and restrictions with respect to the remaining Service Areas and Pay Station.

         2.2 SUCCESSOR RESTRICTIONS.

                  (a) Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, following a Change of Control of any Qwest Party whereby such Qwest Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity (the "APPLICABLE QWEST SUCCESSOR(S)") does not automatically succeed to the obligations of such party by operation of law) the Applicable Qwest Successor(s) will, and such Qwest Party agrees to cause such entity to, agree in writing (whether as part of the acquisition agreement that provides for Publisher to be a third party beneficiary or in a separate agreement) to assume this Agreement on substantially similar terms as are then in effect hereunder.

                  (b) Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, if QC exits Service Area(s) in the Publisher Region as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines, or (iii) any other agreement with any third Person pursuant to which such Person will provide local telephone service in lieu of QC in such Service Area(s), and, in any of the foregoing cases, such event does not constitute a Change of Control: (A) QC will require the acquiring Person to agree in writing (whether as part of the acquisition agreement with QC that provides for Publisher to be a third party beneficiary or in a separate agreement) to assume this Agreement to the extent of the relevant Service Area(s) (i.e., that all references to the Publisher Region will mean the relevant Service Area(s)) on substantially similar terms as are then in effect hereunder (except that Publisher will be required to comply with such Person's reasonable branding requirements as in effect from time to time with respect to such Person's trademarks and other relevant intellectual property); and (B) Publisher will not be released from its obligations under this Agreement.

         2.3 EXCEPTIONS AND LIMITATIONS.

                  (a) The Qwest Parties and any Applicable Qwest Successors and its Affiliates will be deemed not to have engaged in Qwest Restricted Activities with respect to marketing and sales by non-employee sales agents if the Qwest Parties or any Applicable Qwest Successors or its Affiliates use their respective commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of their respective agents and other distribution parties from engaging in Qwest Restricted Activities.

                  (b) The Buyer Parties acknowledge and agree that the Qwest Parties and any Applicable Qwest Successors and its Affiliates will have no restrictions on the publication, marketing, sale or distribution of Directory Products directed principally at end-users outside the Publisher Region using any brand, other than the brands "Dex" or any combination mark of "Dex" including "QwestDex", each of which may only be used prior to the Second Closing Date (or if the Second Closing does not occur) in the Dex Region under a license from Publisher.

                  (c) Nothing contained in this Agreement will prohibit the Qwest Parties or any Applicable Qwest Successors or its Affiliates from publishing or distributing White Pages (as defined in the Publishing Agreement) to the extent permitted or required in the event of a Publishing Order (as defined in the Publishing Agreement), subject and pursuant to the terms and conditions of Section 3.14 of the Publishing Agreement.

                  (d) Nothing contained in this Agreement will restrict any Applicable Qwest Successor from continuing to publish, market, sell or distribute (on its own behalf or on behalf of any third Person) Directory Products in those Service Area(s) in the Publisher Region in which it was conducting any such business at the date of execution of the agreement(s) pursuant to which such Change of Control or disposition transaction occurs; provided, however, that such Applicable Qwest Successor: (i) may not materially expand the geographic scope of such Directory Products within such Service Area(s); and (ii) beginning with the publication of any Directory Product that is printed or otherwise distributed more than fifteen (15) months after the Change of Control or disposition transaction is consummated, the Applicable Qwest Successor may not brand any such Directory Product with the brand used by QC or any successor of QC that is an incumbent local exchange carrier in the Publisher Region in its capacity as the incumbent local exchange carrier in the Service Area(s) covered by such Directory Product.

                  (e) The restrictions in Section 2.1 will cease to apply to any Qwest Party (and its Affiliates) other than QC at such time as such Qwest Party is no longer an Affiliate of QC or any successor of QC.

                  (f) Nothing contained in this Agreement will prohibit the Qwest Parties and any Applicable Qwest Successors (in each case together with their respective Affiliates) from holding and making passive investments in securities of any Person whose securities are publicly traded in a generally recognized market, provided that the Qwest Parties' and any Applicable Qwest Successors' respective equity interest therein does not exceed five percent (5%) of the outstanding shares or interests in such Person and the Qwest Parties or the Applicable Qwest Successors (and their respective Affiliates) have no effective control of management or policies of such Person.

                  (g) Without limiting any restriction with respect to the Qwest Parties' use of trademarks and trade names as set forth in the IP Contribution Agreement, the Buyer Parties acknowledge and agree that the Qwest Parties and any Applicable Qwest Successors and its Affiliates will have no restrictions with respect to any Voice Portal Directory.

                  (h) The Buyer Parties acknowledge and agree that the Qwest Parties and any Applicable Qwest Successors and their Affiliates will have no restrictions on the publication, marketing, sale or distribution of Directory Products directed principally at end-users in those geographic areas within the Publisher Region in which Publisher is not QC's exclusive official publisher pursuant to clause (ii) of the third sentence of Section 3.10(a) of the Publishing Agreement because after the Effective Date QC becomes the incumbent local exchange carrier in such geographic area as a result of an acquisition of the stock or assets of, or via a merger or other business combination transaction with, the Person previously providing local phone service in that geographic area as the incumbent local exchange carrier.

                                   ARTICLE 3
                         BUYER NON-COMPETITION COVENANTS

         3.1 RESTRICTIONS. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, and without limiting any restriction with respect to the Buyer Parties' use of trademarks and trade names as set forth in the Trademark License Agreement or Exhibit C to the Publishing Agreement, until the Second Closing Date or, if the Second Closing Date does not occur, until the termination of this Agreement pursuant to Section 6.3, the Buyer Parties agree that they will not, will not act as an agent on behalf of, or enter into a joint venture or strategic alliance with, a third Person in order to, and will cause their Affiliates not to, publish, market, sell or distribute any Directory Products, in each case to the extent both: (i) consisting principally of listings and classified advertisements for subscribers in the Dex Region; and
(ii) directed primarily at end users in the Dex Region using any of the brands "Qwest", "QwestDex" or "Dex" ("BUYER RESTRICTED ACTIVITIES"); provided, however, that if the Publishing Agreement terminates with respect to any Service Area(s) (thereby causing the definition of Dex Region to include such Service Area(s)), or the Pay Stations Agreement terminates with respect to any Pay Stations (as defined in the Pay Stations Agreement), the obligations and restrictions of this
Section 3.1 will then apply with respect to such Service Area(s) or Pay Stations, as applicable.

         3.2 SUCCESSOR OBLIGATIONS. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, following a Change of Control of any Buyer Party, the acquiring, surviving or successor entity (the "APPLICABLE BUYER SUCCESSORS") will, and such Buyer Party agrees to cause such entity to agree in writing (whether as part of the acquisition agreement with the Buyer Party that provides for QC to be a third party beneficiary or in a separate agreement) to assume this Agreement and be bound, with respect to itself and its Affiliates, by the restrictions contained herein to the same extent as the applicable Buyer Party.

         3.3 EXCEPTIONS AND LIMITATIONS.

                  (a) The Buyer Parties and any Applicable Buyer Successors will be deemed not to have engaged in Buyer Restricted Activities with respect to marketing and sales by non-employee sales agents if the Buyer Parties or any Applicable Buyer Successors use their respective commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of their respective agents and other distribution parties from engaging in Buyer Restricted Activities.

                  (b) Nothing contained in this Agreement will restrict any Affiliate of a Buyer Party or of an Applicable Buyer Successor to the extent that such Affiliate: (i) is not operated jointly with, under common management with or does not share facilities, sales personnel or other key employees with Publisher; (ii) is not consolidated financially with Publisher; (iii) does not have a product bundling or similar joint venture or strategic alliances agreement, arrangement or product offering with Publisher with respect to Buyer Restricted Activities; or (iv) does not have a revenue-sharing or similar agreement arrangement with Publisher with respect to Buyer Restricted Activities.

                  (c) Nothing contained in this Agreement will prohibit the Buyer Parties or any Applicable Buyer Successors (in each case together with their respective Affiliates) from holding and making passive investments in securities of any Person whose securities are publicly traded in a generally recognized market, provided that the Buyer Parties' and any Applicable Buyer Successors respective equity interest therein does not exceed five percent (5%) of the outstanding shares or interests in such Person and the Buyer Parties and any Applicable Buyer Successors (and their respective Affiliates) have no effective control over management or policies of such Person.

                  (d) Without limiting any restriction with respect to the Buyer Parties' use of trademarks and trade names as set forth in the Trademark License Agreement or Exhibit C to the Publishing Agreement, the Qwest Parties acknowledge and agree that the Buyer Parties and any Applicable Buyer Successors and its Affiliates will have no restrictions with respect to any Voice Portal Directory.

                                   ARTICLE 4
                           NON-SOLICITATION COVENANTS

         For a period of two (2) years from the Effective Date and except as expressly contemplated in the Separation Agreement, none of the Qwest Parties or the Buyer Parties will, without the prior written approval of the applicable other party, directly or indirectly: (i) solicit for hire any employees of such other party; (ii) induce any such employee of such other party to terminate their relationship with such other party; or (iii) in the case of the Qwest Parties, solicit for hire or hire any of Dex's senior management team from their employment with Publisher. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not specifically directed to employees of any other party.

                                   ARTICLE 5
                               DISPUTE RESOLUTION

         5.1 NOTICE, CURE AND ESCALATION.

                  (a) Notice. Each party will promptly notify the other of any activities it believes violates any of its rights under Article 2, Article 3 or
Article 4, as applicable (a "RESTRICTED ACTIVITY NOTICE"), which Restricted Activity Notice must indicate whether such party reasonably believes the alleged or threatened breach is capable of remedy. The party receiving the Restricted Activity Notice will respond in writing within five (5) Business Days, describing any objection to the matters described in the Restricted Activity Notice (including any disagreement as to whether or not any such restricted activities exist) or, if such matters are not objected to, describing its intentions regarding remedy and the termination of the restricted activities.

                  (b) Cure. If a breach or threatened breach of a party's obligations pursuant to Article 2, Article 3 or Article 4, as applicable, is capable of remedy (a "REMEDIABLE BREACH"), and if such matters are not objected to in a timely written response, the party receiving the Restricted Activity Notice will have ninety (90) days after receipt of such Restricted Activity Notice to cure such Remediable Breach ("COVENANT CURE PERIOD"); provided, however, that such Covenant Cure Period will be extended for such additional period of time as will be reasonably necessary if such Remediable Breach is incapable of remedy within the initial Covenant Cure Period, so long as during the initial Covenant Cure Period the party receiving the Restricted Activity Notice diligently endeavors to remedy such Remediable Breach, and if such extension would not reasonably be expected to have a material adverse effect on the non-breaching party. If the existence of a Remediable Breach is disputed in good faith and a timely manner, but it is then determined pursuant to Section 5.1(c) or Section 5.2 that such Remediable Breach exists, the party receiving the Restricted Activity Notice will then have thirty (30) days from the date of such determination to cure such Remediable Breach; provided, however, that this will not prevent any extension of the Covenant Cure Period as set forth above, if applicable.

                  (c) Escalation. If there is any continuing objection or dispute in connection with a Restricted Activity Notice following the Covenant Cure Period, if applicable, the parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action, as follows: (i) the dispute will first be referred to a senior executive officer of QCII or QC and Publisher, as applicable, for ten (10) Business Days of the submission of the dispute to them; and (ii) if such senior executive officers are unable to resolve any such dispute within ten (10) Business Days, then the parties will submit the dispute to binding arbitration pursuant to Section 5.2 below and pursue such other remedies as may be permitted pursuant to Article 6.

         5.2 ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising under or related to this Agreement, regardless of the legal theory upon which it is based, will be settled by final, binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section. 1 et seq., in accordance with the American Arbitration Association Commercial Arbitration Rules. Nothing herein will, however, prohibit a party from seeking temporary or preliminary injunctive relief in a court of competent jurisdiction. In any arbitration, the number of arbitrators will be three, the Qwest Parties, on the one hand, and the Buyer Parties, on the other hand, each having the right to appoint one arbitrator, who will together appoint a third neutral arbitrator within thirty (30) days after the appointment of the last party-designated arbitrator. All arbitration proceedings will take place in Denver, Colorado. The arbitrators will be entitled to award monetary and equitable relief, including specific performance and other injunctive relief; provided, however, that only damages allowed pursuant to this Agreement may be awarded (including Publisher Liquidated Damages and Service Area Default Liquidated Damages, but otherwise excluding consequential, punitive or other special damages). Except as otherwise expressly provided in this Section 5.2, each party will bear the expenses of its own counsel and will jointly bear the expenses of the arbitrators. The arbitrators will allocate the remaining costs of the arbitration proceeding. The parties agree that the arbitrators will include, as an item of damages, the costs of arbitration, including reasonable legal fees and expenses, incurred by the prevailing party if the arbitrators determine that either (i) the non-prevailing party did not act in good faith when disputing its liability hereunder to the prevailing party or when initiating a claim against the prevailing party, or
(ii) the prevailing party has had to resort to arbitration with respect to a substantially similar claim (whether or not with respect to the same Service
Area) more than twice in any thirty-six (36) month period. Should it become necessary to resort or respond to court proceedings to enforce a party's compliance with this Section 5.2, such proceedings will be brought only in the federal or state courts located in the State and County of New York, which will have exclusive jurisdiction to resolve any disputes with respect to this Agreement, with each party irrevocably consenting to the jurisdiction thereof. If the court directs or otherwise requires compliance herewith, then all costs and expenses, including reasonable attorneys' fees incurred by the party requesting such compliance, will be reimbursed by the non-complying party to the requesting party.

                                   ARTICLE 6
                            REMEDIES AND ENFORCEMENT

         6.1 REMEDIES. If any breaching party fails to cure any breach or threatened breach after notice thereof and, if applicable, expiration of the Covenant Cure Period, the non-breaching party will have the following rights and remedies, each of which will be independent of the other and severally enforceable, and all of which will be in addition to and not in lieu of any other rights and remedies available to such party under law or in equity (except as provided in Section 6.2):

                  (a) Injunctive Relief. Each party recognizes and agrees that a breach or threatened breach of any of such party's obligations pursuant to
Article 2, Article 3 or Article 4, as applicable, would cause irreparable harm to the other party and its Affiliates, that such party's remedies at law in the event of such breach or threatened breach would be inadequate, and that, accordingly in the event of such breach, a restraining order or injunction or both may be issued against the breaching party, in addition to, and not in lieu of, any other right or remedy that may be available to the other party, without posting any bond or other form of security and without the necessity of proving actual damages. In connection with any such action or proceeding for injunctive relief, each party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Section 6.1 specifically enforced against if it is the breaching party, and consents to the entry of injunctive relief against if it is the breaching party, enforcing or restraining any breach or threatened breach of its obligations under this Agreement.

                  (b) Accounting. The right and remedy to require the breaching party to account for and pay over to the non-breaching direct damages caused by the breaching party as a result of the actions constituting a breach, as determined pursuant to Section 5.2, of such party's obligations pursuant to
Article 2, Article 3 or Article 4, as applicable

         6.2 LIQUIDATED DAMAGES.

                  (a) Publisher's Liquidated Damages. The parties acknowledge and agree that:

                           (i)      Publisher would not have entered into the
LLC Purchase Agreement and the LLC II Purchase Agreement, if QC had not simultaneously agreed to be bound by this Agreement and the Publishing Agreement and that QC's performance of this Agreement and the Publishing Agreement form a significant part of the benefit that Publisher intends to realize in entering into the LLC Purchase Agreement and the LLC II Purchase Agreement;

                           (ii)     the amount of damages (including direct,
indirect and consequential) that Publisher would incur as a result of a Material Default would be substantial and significant, and would likely include, among other things, significant lost profits and opportunity costs; and

                           (iii)    because there are many variables that could
affect the amount of such damages, quantifying the amount of such damages would be impossible at this time.

Therefore, in order to reasonably approximate the probable damages to Publisher stemming from a Material Default that remains uncured after the applicable dispute resolution and cure period as provided for in Article 5, and to provide certainty to the parties with respect to such damages, each of the Parties agrees that, in the event of (i) a Material Default or (ii) any formal repudiation or rejection of this Agreement by QC (except in such cases where a Qwest Party is entitled to terminate this Agreement pursuant to the terms and conditions hereof), Publisher will be entitled to receive a payment from QC (the "PUBLISHER LIQUIDATED DAMAGES") equal to the following amount: (A) prior to the Second Closing or following the termination of the LLC II Purchase Agreement, thirty percent (30%) of the Closing Purchase Price set forth in the LLC Purchase Agreement (as adjusted by any agreed post-closing adjustment) less the amounts, if any, paid to Publisher by or on behalf of QC pursuant to Section 6.2(b); or
(B) following the Second Closing, thirty percent (30%) of the sum of the Closing Purchase Price set forth in each of the LLC Purchase Agreement and the LLC II Purchase Agreement (each as adjusted by any agreed post-closing adjustment) less the aggregate amount, if any, paid to Publisher by or on behalf of QC pursuant to Section 6.2(b).

                  (b) Service Area Default Liquidated Damages. In order to reasonably approximate the probable damages to Publisher stemming from a breach of Section 2.2(b) or a Material Default by one or more of the Qwest Parties with respect to a particular Service Area (a "SERVICE AREA DEFAULT"), each of the parties agree that, in the event of a Service Area Default that remains uncured after the applicable dispute resolution and cure period as provided for in
Article 5, the Buyer Parties will be entitled to receive a payment from the Qwest Parties (each of whom will be jointly and severally liable for such payment) (the "SERVICE AREA DEFAULT LIQUIDATED DAMAGES") equal to the following amount: the product of (i) a fraction, the numerator of which is the population in the Service Area(s) reflected in the most recently completed United States Census, and the denominator of which is the population in the Publisher Region as so reflected, times (ii) thirty percent (30%) of (A) the Closing Purchase Price set forth in the LLC Purchase Agreement (as adjusted by any post-closing adjustment pursuant thereto) if the Service Area Default occurs prior to the Second Closing or following the termination of the LLC II Purchase Agreement or
(B) the sum of the Closing Purchase Price set forth in each of the LLC Purchase Agreement and the LLC II Purchase Agreement (each as adjusted by any post-closing adjustment pursuant thereto) if the Service Area Default occurs following the Second Closing.

                  (c) Additional Acknowledgements. Each party acknowledges and agrees that:

                           (i)      as set forth in subsections (a) and (b)
above, the Publisher Liquidated Damages and the Service Area Default Liquidated Damages are intended to be a reasonable measure of the anticipated probable harm resulting from, respectively, a Material Default and a Service Area Default;

                           (ii)     the parties acknowledge that the damages
actually incurred by Publisher (including actual, direct, indirect, consequential, special and other damages) might exceed or be less than the amount of the Publisher Liquidated Damages or the Service Area Default Liquidated Damages, as applicable;

                           (iii)    neither the Publisher Liquidated Damages nor
the Service Area Default Liquidated Damages is a penalty of any kind; and

                           (iv)     the Publisher Liquidated Damages and the
Service Area Default Liquidated Damages were negotiated at arms-length between parties of equal bargaining power, both of which were represented by competent counsel.

                  (d) Waiver. QC hereby waives, to the extent permitted by applicable law, any defense as to the validity of, respectively, the Publisher Liquidated Damages and the Service Area Default Liquidated Damages in this Agreement and the Publishing Agreement on the grounds that such Publisher Liquidated Damages or Service Area Default Liquidated Damages are void as penalties

                  (e) In Lieu of Actual Damages. Each party agrees that the Publisher Liquidated Damages and the Service Area Default Liquidated Damages will be in lieu of actual, direct, indirect, consequential, special or other damages for, respectively, a Material Default and a Service Area Default and the collection of such Publisher Liquidated Damages or Service Area Default Liquidated Damages, as applicable, is the sole remedy of Publisher in the event of a Material Default or Service Area Default and, upon exercise, constitutes an election to terminate this Agreement as a whole (in connection with Publisher Liquidated Damages) or with respect to the applicable Service Area(s) (in connection with Service Area Default Liquidated Damages).

                  (f) In Lieu of Liquidated Damages Under Publishing Agreement. The parties agree that the Publisher Liquidated Damages and Service Area Default Liquidated Damages provided in this Agreement may only be exercised by Publisher in lieu of, and not in addition to, the liquidated damages provisions contained in the Publishing Agreement and that such remedies are exclusive of and not cumulative with one another. Under no circumstances will Publisher be entitled to receive Publisher Liquidated Damages or Service Area Default Liquidated Damages, as applicable, under both this Agreement and the Publishing Agreement no will Publisher be entitled to receive Publisher Liquidated Damages on more than one occasion.

                  (g) Enforceability. Notwithstanding (d) above, if any portion of this Section 6.2 is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Section 6.2 will be deemed valid and enforceable to the extent possible. Moreover, if this Section is deemed unenforceable, QC acknowledges that Publisher has in no way waived a right or claim to receive damages resulting from a Material Default or a Service Area Default, as applicable; provided, however. that Publisher will not be entitled to receive damages in the aggregate in excess of the Publisher Liquidated Damages or Service Area Default Liquidated Damages, as applicable, to which Publisher would have been entitled had the provisions of this Section 6.2 been fully enforced.

         6.3 TERM AND TERMINATION.

                  (a) This Agreement will remain in effect until the forty (40) year anniversary of the Effective Date, unless earlier terminated in whole or in part as provided herein.

                  (b) If the Publishing Agreement terminates in accordance with its terms, either party may terminate this Agreement immediately.

                  (c) If there is a Restricted Activity Default (as defined in the Publishing Agreement), or if there is an assignment or transfer of this Agreement as contemplated by Section 7.6 which, if the terms of Section 6.2(d) of the Publishing Agreement had been applied thereto (at the time of transfer or any time thereafter, and excluding the last sentence thereof), would have been a Restricted Activity Default, within any Service Area(s) that remains uncured after the applicable dispute resolution and cure period as provided for in
Article 5, any Qwest Party may terminate the Qwest Parties' restrictions in
Article 2 and Article 4 with respect to all or a portion of such affected Service Area(s). Notwithstanding the foregoing, if the Person providing Telecommunications Services (as defined in the Publishing Agreement) with respect to which the Restricted Activity Default is triggered is not a Substantial Competitor of QC (which for this purpose a Substantial Competitor will mean that such Person has a market share for business Telecommunications Services of twenty percent (20%) or more in the Region or applicable Service Area(s)), the restrictions in Article 2 and Article 4 will continue to apply with respect to Directory Products prominently identified with the brand "Qwest" (or any brand associated with the LEC).

         6.4 ACKNOWLEDGMENTS. The parties expressly agree that the duration, scope and geographic area of the restrictions set forth in Article 2, Article 3 and Article 4 are reasonable. Each of the parties acknowledges and agrees that the covenants and restrictions above are necessary, fundamental and required for the protection of their respective businesses, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that the parties would not enter into the LLC Purchase Agreement, the LLC II Purchase Agreement or the transactions contemplated thereby without the protection provided by this Agreement.

         6.5 ENFORCEMENT. The covenants set forth in Article 2, Article 3 and
Article 4 will be construed as divided in separate and distinct covenants with respect to each jurisdiction. If any provision or covenant in this Agreement is more restrictive than permitted by the laws of any jurisdiction in which either party seeks enforcement hereof, such provision will be limited to the extent required to permit enforcement under such laws. If, in any proceeding, a court or arbitral panel refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Agreement are ever deemed to exceed the duration, geographical limitations or scope permitted by applicable law, then such provisions will be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

                                    ARTICLE 7
                                  MISCELLANEOUS

         7.1 CONFIDENTIALITY. Each of the Qwest Parties and the Buyer Parties agrees that all non-public, confidential information received from the other party is deemed received pursuant to the Confidentiality Agreement, and each party will, and will cause its representatives (as defined in the Confidentiality Agreement) to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein. The obligations contained in this Section 7.1 will survive the termination or expiration of this Agreement for a period of one (1) year.

         7.2 FURTHER ASSURANCES. Each party will take such other actions as any other party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

         7.3 NO AGENCY. Nothing in this Agreement, and no action of or inaction by any of the parties, will be deemed or construed to constitute an agency relationship between the parties. Each party is acting independently of the other and neither party has the authority to act on behalf of or bind the other party.

         7.4 GOVERNING LAWS; COMPLIANCE WITH LAW. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

         7.5 AMENDMENTS; WAIVERS. Except as expressly provided herein, this Agreement and any attached Exhibit may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement will be effective unless in writing and signed by all parties and then only to the specific purpose, extent and instance so provided. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

         7.6 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder are assignable by one party without the express prior written consent of the other party; provided, however, that: (i) either party may assign this Agreement upon written notice to the other party to any of its Affiliates without the consent of the other party if the assigning party requires such Affiliate to agree in writing to assume this Agreement and the assigning party remains liable for its obligations hereunder; (ii) a Change of Control of either party will not be deemed to be an assignment of this Agreement, provided that if the relevant party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such party by operation of law), the successor, surviving or acquiring entity is required to agree in writing (whether as part of the acquisition agreement that provides for the other party to be a third party beneficiary or in a separate agreement) to assume this Agreement on substantially similar terms as are then in effect hereunder; and (iii) Publisher may assign this Agreement as to the Primary Directories with respect to a particular Service Area(s) to any person (other than an Affiliate of Publisher) upon written notice to QC so long as Publisher will require the acquiring Person to agree in writing (whether as part of the acquisition agreement with Publisher that provides for QC to be a third party beneficiary or in a separate agreement) to assume this Agreement to the extent of the relevant Service Area(s) (i.e., that all references to the Publisher Region will mean the relevant

Service Area(s)), and Publisher will have no rights or obligations under this Agreement with respect to such Service Area(s).

         7.7 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested;
(iii) one day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other party will, unless another address is specified by such party in writing, be sent to the address indicated below:

         If to the Buyer Parties, addressed to:

         Dex Media East LLC
         198 Inverness Drive West, Eighth Floor
         Englewood, Colorado
         Attention: Chief Executive Officer
         Fax: (303) 784-1964

         AND

         Dex Holdings LLC
         c/o The Carlyle Group
         520 Madison Avenue
         41st Floor
         New York, New York 10022
         Attention: James A. Attwood, Jr.
         Fax: (212) 381-4901

         With a copy to (which will not constitute notice):

         Welsh, Carson, Anderson & Stowe
         320 Park Avenue
         Suite 2500
         New York, New York 10022
         Attention: Anthony J. de Nicola
         Fax: (212) 893-9548

         AND

         Latham & Watkins
         885 Third Avenue
         Suite 1000
         New York, New York 10022
         Attention: R. Ronald Hopkinson, Esq.
         Fax: (212) 751-4864

         If to the Qwest Parties, addressed to:

         Qwest Corporation
         1801 California Street
         Denver, Colorado 80202
         Attention: General Counsel
         Fax: (303) 296-5974

         AND

         Qwest Communications International Inc.
         1801 California Street
         Denver, Colorado 80202
         Attention: General Counsel
         Fax: (303) 296-5974

         With a copy to (which will not constitute notice):

         O'Melveny & Myers LLP
         1999 Avenue of the Stars, Suite 700
         Los Angeles, California 90067
         Attention: Steven L. Grossman, Esq.
         Fax: (310) 246-6779

         7.8 ENTIRE AGREEMENT. This Agreement, including any Exhibits attached hereto and the Commercial Agreements (as defined in the LLC Purchase Agreement), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         7.9 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

         7.10 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         7.11 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

         7.12 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other

Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         7.13 REPRESENTATION BY COUNSEL; INTERPRETATION. The parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                 QWEST CORPORATION

                                 By:    /s/ Yash A. Rana
                                    --------------------------------------------
                                 Name:  Yash A. Rana
                                 Title: Vice President

                                 QWEST COMMUNICATIONS
                                 INTERNATIONAL INC

                                 By:    /s/ Yash A. Rana
                                    --------------------------------------------
                                 Name:  Yash A. Rana
                                 Title: Vice President

                                 QWEST DEX, INC.

                                 By:    /s/ George Burnett
                                    --------------------------------------------
                                 Name:  George Burnett
                                 Title: President

                                 SGN LLC
                                 By:  QWEST DEX, INC., its sole member

                                 By:    /s/ George Burnett
                                    --------------------------------------------
                                 Name:  George Burnett
                                 Title: President

                                 GPP LLC
                                 By:  QWEST DEX, INC., its sole member

                                 By:    /s/ George Burnett
                                    --------------------------------------------
                                 Name:  George Burnett
                                 Title: President

                                 DEX HOLDINGS LLC

                                 By:    /s/ James A. Attwood, Jr.
                                    --------------------------------------------
                                 Name:  James A. Attwood, Jr.
                                 Title: Managing Director

                                      S-1